***CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL***
TECHNOLOGY LICENSE AGREEMENT
This Technology License Agreement (this “Agreement”) is entered into as of August 30, 2024 (the “Effective Date”) by and between iRhythm Technologies, Inc., a Delaware corporation with a principal place of business at 699 8th Street, Suite 600, San Francisco, CA 94103 (“iRTC”) and BioIntelliSense, Inc., a Delaware corporation, with a principal place of business at 17301 W. Colfax Avenue, Golden, CO 80401 (“BioIS”). iRTC and BioIS may each be referred to herein as a “Party” and collectively as the “Parties”.
WHEREAS, iRTC is in the business of developing and commercializing wearable biosensor products, cloud-based data analytics, and ambulatory cardiac monitoring services redefining the way cardiac arrhythmias are detected;
WHEREAS, BioIS is in the business of developing and commercializing a portfolio of wearable biosensor, clinical and patient interfaces, and data analytics technology;
WHEREAS, in addition to two prior investments and concurrent with the execution of this Agreement, iRTC will invest an additional Forty Million US Dollars (US $40,000,000) via multiple convertible notes (such notes, the “Additional Notes” and the collective investment amount, the “Additional Note Investment”), one of the Additional Notes with an original principal amount of Ten Million US Dollars (US $10,000,000) may be used to satisfy the [***] Fee (the “[***] Note”) and one of the Additional Notes with an original principal amount of Ten Million US Dollars (US $10,000,000) may be used to satisfy the [***] Fee (the “[***] Note”) under this Agreement;
WHEREAS, concurrently with the execution of this Agreement and issuance of the Additional Notes for the Additional Note Investment, the Parties are entering into [***];
WHEREAS, iRTC desires to obtain, and BioIS wishes to grant to iRTC, license rights in certain BioIS’s intellectual property, technology, and products for research, development and commercialization of potential next-generation products and services in certain fields of use, on the terms and conditions of this Agreement; and
WHEREAS, the Parties wish to, in accordance with the terms and conditions of this Agreement, negotiate in good faith (i) [***]; and (ii) [***].
NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, iRTC and BioIS agree as follows:
1.DEFINITIONS.
1.1“Accounting Standard” means, with respect to a Party or its Affiliate or Sublicensee, as applicable, either Generally Accepted Accounting Principles or International Financial Reporting Standards that such Party or its Affiliate or Sublicensee follows for its financial reporting from time to time, in each case, consistently applied.
1.2“ACM” means ambulatory cardiac monitoring.

1.3“ACM Billing Code” means any of the following: an Existing ACM Billing Code, a Future ACM Billing Code or a Foreign Equivalent ACM Billing Code.
1.4“ACM Clinical Trials Field of Use” means the conduct of clinical trials involving the use of ACM devices as the primary indication to evaluate the effects other devices or drugs on health-related biomedical or behavioral outcomes.
1.5“ACM Competitive Infringement” has the meaning set forth in Section 8.5(c) (Prosecution and Maintenance of Licensed Patents).
1.6[***].
1.7“ACM Field of Use” means the provision of services eligible for billing or reimbursement under any ACM Billing Code, or bundled payment codes that but for the bundle would be eligible for reimbursement under any ACM Billing Code. For clarity, unless any of the following is otherwise eligible for any ACM Billing Code, the ACM Field of Use excludes: [***].
1.8“ACM-Specific Patent Right” has the meaning set forth in Section 8.5(d) (Prosecution and Maintenance of Licensed Patents).
1.9“Acquiring Entity” has the meaning set forth in Section 1.20 (Control).
1.10“Affiliate” means, with respect to a Party, a corporation or other entity that directly or indirectly controls or is controlled by or is under common control with such Party; where “control” means: (a) the direct or indirect ownership of more than fifty percent (50%) of the capital stock of the subject entity; (b) control of more than fifty percent (50%) of the voting rights of the subject entity; or (c) possession, directly or indirectly, of the power to direct or cause direction of the management or policies of the subject entity (whether through ownership of securities or other ownership interests, by contract or otherwise). Notwithstanding the foregoing, with respect to BioIS, any portfolio companies of venture capital or investment funds that are, or otherwise affiliated with, any equity holder of BioIS, which portfolio companies may otherwise be deemed to be under control, controlled by or under common control with BioIS shall be excluded as Affiliates hereunder.
1.11“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act, the United States Anti-Kickback Statute and any other Applicable Laws of a similar nature for the prevention of inter alia, fraud, corruption, racketeering, money laundering and terrorism.
1.12“Applicable Law” means, with respect to a Party, any and all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to both the business of the applicable Party and its performance under this Agreement, including Anti-Corruption Laws.
1.13“BioIS Indemnitee” has the meaning set forth in Section 9.2 (Indemnification by iRTC).
1.14“[***]” has the meaning set forth in Section 4.1 ([***] Procurement).
1.15“Calendar Quarter” means each of the three-month periods ending March 31, June 30, September 30 and December 31; provided that the first Calendar Quarter of the Term will extend from the

Effective Date to the end of the then-current Calendar Quarter, and the last Calendar Quarter of the Term will extend from the first calendar day of such Calendar Quarter until the effective date of the termination or expiration of this Agreement.
1.16“Change of Control” means, with respect to a Party, a change in the corporation or other entity that directly or indirectly controls such Party; where “control” means: (a) the direct or indirect ownership of more than fifty percent (50%) of the capital stock of the subject entity; (b) control of more than fifty percent (50%) of the voting rights of the subject entity; or (c) possession, directly or indirectly, of the power to direct or cause direction of the management or policies of the subject entity (whether through ownership of securities or other ownership interests, by contract or otherwise).
1.17“Claims” has the meaning set forth in Section 9.1 (Indemnification by BioIS).
1.18“CoC IP” has the meaning set forth in Section 1.20 (Control).
1.19“Confidential Information” has the meaning set forth in Section 6.1 (Confidential Information).
1.20“Control”, “Controls”, or “Controlled by” means, with respect to BioIS and the applicable Intellectual Property Right or Regulatory Approval, that BioIS has the ability to grant to IRTC any right (including access or reference), license, or sublicense (as applicable) to such Intellectual Property Right or Regulatory Approval as provided for herein without violating the terms of any agreement with any Third Party existing at the time BioIS would be first required hereunder to grant IRTC such right, license or sublicense, provided that, to the extent any payment is due to the applicable Third Party as a result of IRTC’s or any of its Affiliates’ or sublicensees’ use or practice of such Intellectual Property Right or Regulatory Approval under this Agreement, IRTC agrees in writing to be responsible for such payment. Notwithstanding the foregoing, in the event BioIS undergoes a Change of Control (such Third Party acquiror and its Affiliates immediately prior to such Change of Control, collectively the “Acquiring Entities” and individually an “Acquiring Entity”), then BioIS will not be deemed to “Control” any material, know-how, Regulatory Approval, Patents or Intellectual Property Right that, (i) prior to the effective date of such Change of Control, is owned or in-licensed by any Acquiring Entity that becomes an Affiliate of such acquired Party after the Effective Date as a result of such Change of Control or (ii) developed or acquired by any Acquiring Entity after the effective date of such Change of Control without accessing or practicing the Licensed Technology or any Confidential Information exchanged hereunder (such material, know-how, Regulatory Approval, Patent rights and other Intellectual Property Right, collectively, the “CoC IP”) unless (a) prior to the effective date of such Change of Control, such acquired Party or any of its Affiliates also Controlled such CoC IP, or (b) such CoC IP is incorporated in any Licensed Technologies, whether prior to or after the effective date of such Change of Control.
1.21“Cover,” “Covering” or “Covers” means with respect to a product or other subject matter at issue, (a) an issued Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, selling, offering for sale or importation of such product or other subject matter would infringe such Patent or, (b) claims within a pending Patent application, the making, using, selling, offering for sale or importation of such product or other subject matter would infringe such claims if the Patent were to be issued without modification of such claims.
1.22“Current Procedural Terminology” or “CPT” means the medical code set developed by the American Medical Association that enables physicians and other healthcare providers to describe and report the medical, surgical, and diagnostic procedures and services they perform to government and private payers, researchers and other interested parties.
1.23“Disclosing Party” has the meaning set forth in Section 6.1 (Confidential Information).
1.24“Dispute” has the meaning set forth in Section 12.2 (Dispute Resolution).
1.25“Distributor” means any Third Party that is appointed by a Selling Entity to distribute, market and resell a Licensed Product in a country, regardless of whether such Third Party is granted ancillary rights to further package or obtain Regulatory Approvals of such Licensed Product, provided that such Third Party is not obligated to pay to the applicable Selling Entity any royalty other payment calculated based on amounts invoiced or received by such entity for the sale, disposition or other transfer of such Licensed Products.
1.26“ECG” means electrocardiogram.
1.27[***].
1.28 “Existing ACM Billing Code(s)” means CPT [***]; or any existing bundled payment codes that, but for the bundle, would be eligible for reimbursement under CPT [***].
1.29“Existing Licensed Patents” means any and all Licensed Patents included in the Licensed IP Rights existing as of the Effective Date. Existing Licensed Patents include the Patents set forth in Exhibit A.
1.30“Existing Licensed Technologies” means any and all Technologies generated, created, developed, made, or otherwise acquired or possessed by BioIS or its Affiliates as of the Effective Date, which Technologies embody, or are otherwise necessary to enable the Licensed Applications. Existing Licensed Technologies include the Technologies set forth in the Tech Transfer Plan in Exhibit B.
1.31“First Commercial Sale” means the [***].
1.32“FDA” means the United States Food and Drug Administration, or any successor agency thereto.
1.33“[***] Fee” has the meaning set forth in Section 5.2 ([***] Fee).
1.34“[***] Fee” has the meaning set forth in Section 5.3 ([***] Fee).
1.35“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301, et. seq., and the rules, regulations, guidance, guidelines and requirements promulgated or issued thereunder.
1.36“Foreign Equivalent ACM Billing Code” means a coding or classification for services, in any jurisdiction outside the United States, that requires utilization of a Valid ACM Device in the provision of that service, and that substantially corresponds to the services described under an Existing ACM Billing Code or a Future ACM Billing Code in the United States.
1.37“Funding Date” has the meaning set forth in Section 1.27 ([***]).

1.38“Future ACM Billing Code” means any future and/or revised CPT code for services that utilize a Valid ACM Device to provide services described under Existing ACM Billing Codes. For clarification purposes, in the event a new billing code is established:
(a)for the provision of products or services using a Valid ACM Device that includes [***], such services and any devices utilized to provide or facilitate the delivery of such services will be deemed within the ACM Field of Use;
(b)for the provision of services using a Valid ACM Device that includes [***], such services and any devices utilized to provide or facilitate the delivery of such services will be deemed within the ACM Field of Use;
(c)for the provision of services using a Valid ACM Device [***], such services and any devices utilized to provide or facilitate the delivery of such service, will be deemed within the ACM Field of Use; and
(d)that alters or expands [***] associated with any Existing ACM Billing Code, but otherwise generally comports with any Existing ACM Billing Code, such services and any devices utilized to provide or facilitate the delivery of such services will be deemed within the ACM Field of Use.
1.39“Governmental Authority” means any: (a) federal, state, provincial, local, municipal, or other government; (b) governmental or quasi-governmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature (including any arbiter). Governmental Authorities include all Regulatory Authorities.
1.40“HST” means home sleep testing.
1.41“HST Billing Code” means any HST billing or reimbursement code including CPT codes [***], Healthcare Common Procedural Coding System codes [***], any future and/or revised billing or reimbursement code or any other corresponding or equivalent code or other system for billing or reimbursement of HST products or services in the Territory.
1.42“HST Field of Use” means [***].
1.43“Indemnified Party” has the meaning set forth in Section 9.3 (Indemnification Procedure).
1.44“Indemnifying Party” has the meaning set forth in Section 9.3 (Indemnification Procedure).
1.45“In-Facility Patient Monitoring” means in-facility (hospital, nursing home, long term care, assisted living, etc.) patient monitoring services provided that such services are not eligible for any ACM Billing Code.
1.46“Intellectual Property Rights” means any and all intellectual property and proprietary rights recognized in any country or jurisdiction in the world, including (i) rights associated with works of authorship, including copyrights, rights associated with computer programs, mask works and moral rights; (ii) rights in know-how, trade secrets, hardware, schematics, design documentation, design history files or proprietary information; (iii) Patents, utility models, design rights and other rights in industrial designs; and (iv) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of and applications for and rights to claim priority from any of the rights referred to in clauses (i) through (iii). Notwithstanding the foregoing, for purposes of this Agreement, Intellectual Property Rights will not include trademarks, trade names, logos and service marks.
1.47“Invention” means any invention, process, method, article of manufacture, discovery, or finding, whether or not patentable, that is conceived or reduced to practice in connection with activities performed under this Agreement.
1.48“iRTC Indemnitee” has the meaning set forth in Section 9.1 (Indemnification by BioIS).
1.49“Licensed Applications” means: (a) pulse oximetry measurement and/or monitoring, accelerometry-based heart rate and respiratory rate measurement and/or monitoring, and non-invasive trending blood pressure measurement (for clarity, excluding measurement of absolute numerical values) and/or monitoring (the “Restricted Applications”); and (b) accelerometry-based activity (including steps, gait, cadence, symmetry, body position) measurement and/or monitoring, Bluetooth (device-side) wireless streaming tools, skin temperature measurement and/or monitoring, biophone, and iOS and Android mobile applications (the “Unrestricted Applications”).
1.50“Licensed Data” means any current or future data generated from or about BioIS products and services incorporating or containing Licensed Technologies (including [***]) that is relied upon for purposes of validation, development and regulatory clearance of any BioIS products and services, in each case, only as such data relates to the Licensed Technologies.
1.51“Licensed Improvements” means any Technologies which (a) consist of improvements, modifications, enhancements, derivatives, or revisions to the Existing Licensed Technologies, (b) are otherwise necessary to implement, or otherwise enable the Licensed Applications, which Technologies under (a) and (b) are generated, created, developed or otherwise made by or on behalf of BioIS or its Affiliates during the [***]. For clarity, any [***] Technologies developed by or on behalf of BioIS or its Affiliates during the [***] shall constitute Licensed Improvements. For clarity, BioIS is under no obligation to iRTC to make future improvements, modifications, enhancements, derivates or revisions to the Existing Licensed Technologies.
1.52“Licensed IP Rights” means any Intellectual Property Rights Controlled by BioIS or its Affiliates as of the Effective Date or at any time thereafter during the Term which (a) Cover the Licensed Technologies, or implementations thereof made by iRTC, its Affiliates and/or Sublicensees, or (b) are embodied in or are otherwise necessary to implement, or otherwise enable the Licensed Technologies, or such implementations. Licensed IP Rights include the Licensed Patents.
1.53“Licensed Patents” means any Patents included in the Licensed IP Rights. Licensed Patents include the Existing Licensed Patents and any and all Patents Controlled by BioIS and its Affiliates that Cover Licensed Improvements.
1.54“Licensed Product” means any product or service developed, manufactured or commercialized by or on behalf of iRTC, its Affiliates or Sublicensees, which is Covered by, incorporates or embodies any Licensed IP Rights.

1.55“Licensed Technologies” means the Existing Licensed Technologies and the Licensed Improvements.
1.56“Losses” has the meaning set forth in Section 9 (Indemnification; Insurance).
1.57“Net Sales” means, with respect to a Royalty-Bearing HST Product, for any period, [***]:
(a)[***];
(b)[***];
(c)[***];
(d)[***];
(e)[***];
(f)[***];
(g)[***]; and
(h)any other similar and customary deductions that are consistent with the Selling Entity’s normal practices and the applicable Accounting Standard.
Any of the deductions listed above that involves a payment by the Selling Entity will be [***].
1.58“Open-Source Components” has the meaning set forth in Section 3.3(a) (Dependencies).
1.59“Open-Source License” has the meaning set forth in Section 3.3 (Dependencies).
1.60“Patent” means: (a) any patent or patent application in any country or supranational jurisdiction worldwide, including any provisional patent application; (b) any application claiming priority to any such patent or patent application or any substitution, divisional, continuation, continuation-in-part, reissue, renewal, registration, confirmation or the like of any such patent or patent application; or (c) any extension or restoration by any existing or future extension or restoration mechanism, including revalidation, reissue, re-examination or extension, including any supplementary protection certificate of any of the foregoing.
1.61“Patent Authority” means the Governmental Authority responsible for the granting of Patents in any national, regional, supranational, or international jurisdiction.
1.62“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or any other entity not specifically listed herein.
1.63“Post-Acute Discharge Setting” means the [***] following a patient’s discharge from an acute care facility.

1.64 “Prescription” means a valid order from a licensed physician or other licensed healthcare practitioner having a valid NPI (National Provider Identifier) or international equivalent. “Prescribe” or “Prescribed” have a correlative meaning.
1.65“Prosecution and Maintenance”, “Prosecution, Maintenance”, “Prosecute and Maintain” or “Prosecute, Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues and appeals with respect to such Patent, together with the initiation or defense of interferences, oppositions, inter partes review, derivations, re-examinations, post-grant proceedings and other similar proceedings (or other defense proceedings with respect to such Patent, but excluding the defense of challenges to such Patent as a counterclaim in an infringement proceeding) with respect to the particular Patent, and any appeals therefrom, and actions to obtain patent term extensions and supplementary protection certificates with respect to such Patent and the like. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent.
1.66“[***]” has the meaning set forth in Section 4.1 ([***]).
1.67“Receiving Party” has the meaning set forth in Section 6.1 (Confidential Information).
1.68“Regulatory Approval” means the authorization from a Regulatory Authority that is necessary prior to commercial sale and distribution of a medical device or other regulated product with respect to specific indications for use (e.g., 510(k) clearance, de novo authorization, or Premarket Approval (PMA)).
1.69“Regulatory Authority” means, with respect to any jurisdiction, (a) any supranational, national, state, or local regulatory agency, administration, department, bureau, commission, council or other governmental entity involved in the granting of a Regulatory Approval and (b) any court, agency, department, bureau, commission, counsel, authority, or other instrumentality of any national, state, province, county, city or other political subdivision. For clarity, the FDA is a Regulatory Authority.
1.70“Regulatory Documentation” means all (a) applications, registrations, licenses, authorizations and approvals (including Regulatory Approvals); and (b) correspondence, reports and other submissions submitted to or received from any Regulatory Authority and all supporting documents with respect thereto, including all adverse event files and complaint files.
1.71“Remote Physiologic Monitoring” or “RPM” means remote physiologic monitoring services eligible for billing or reimbursement under CPT codes [***] in effect as of the Effective Date (or replacement codes therefor).
1.72“Remote Therapeutic Monitoring” or “RTM” means remote physiologic monitoring services eligible for billing or reimbursement under CPT codes [***] in effect as of the Effective Date (or replacement codes therefor).
1.73“Representatives” means, with respect to a Party, such Party’s Affiliates and such Party’s and its Affiliates’ respective directors, officers, employees, contractors and agents.
1.74“Restricted Applications” has the meaning set forth in Section 1.49 (Licensed Applications).

1.75“Royalty-Bearing HST Product” means any product or service that (a) [***] and (b) [***].
1.76“Royalty Report” has the meaning set forth in Section 5.4(b) (Royalty Reporting).
1.77“Royalty Term” has the meaning set forth in Section 5.4(a) (Royalty Payments).
1.78[***].
1.79“Rules” has the meaning set forth in Section 12.2(b) (Arbitration).
1.80“Securities Regulator” has the meaning set forth in Section 6.5 (Securities Filings; Disclosure under Applicable Law).
1.81“Selling Entity” has the meaning set forth in Section 1.57 (Net Sales).
1.82“Senior Officer” means, with respect to BioIS, Chief Executive Officer or his/her designee, and with respect to iRTC, Chief Executive Officer or his/her designee.
1.83“Soliciting Party” has the meaning set forth in Section 7.4 (Non-Solicitation).
1.84“Source Code” means the human readable source code of the software to which it relates, in the programming language in which such software was written, together with all related flow charts and technical documentation, including a description of the procedure for generating object code, all of a level sufficient to enable a programmer reasonably fluent in such programming language to understand, operate, support, maintain, and develop modifications, upgrades, updates, enhancements, improvements, and new versions of, and to develop computer programs compatible with, such software.
1.85“Sublicensee” means, with respect to iRTC, a Third Party to whom iRTC has granted a sublicense in accordance with Section 2.2 (Sublicensing) under the licenses in Section 2.1 (Licenses to iRTC) to develop, manufacture and/or commercialize Licensed Products, but not, for the avoidance of doubt, any Third Party who acts as a service provider (e.g., contract research organizations, contract manufacturers, academic institutions, clinical trial service providers which perform directly or through multiple tiers services for iRTC), or any Distributor of iRTC or its Affiliate or such Sublicensee.
1.86[***].
1.87“Technology” or “Technologies” means all tangible materials, software (including Source Code), firmware, hardware, know-how, trade secrets, Confidential Information, processes, methods, techniques, specifications, design and manufacturing documentation and any invention, process, method, article of manufacture, discovery, or finding, whether or not patentable.
1.88“Term” has the meaning set forth in Section 11.1 (Term).
1.89“Territory” means worldwide, subject to Section 2.5 (BioIS Products in ACM Field of Use).
1.90“Third Party” means any Person other than the Parties and their respective Affiliates.
1.91“Third Party Materials” has the meaning set forth in Section 3.3(b) (Dependencies).

1.92“Unrestricted Applications” has the meaning set forth in Section 1.49 (Licensed Applications).
1.93“Upfront Fee” has the meaning set forth in Section 5.1 (Upfront Fee).
1.94“Valid ACM Device” means a medical device subject to (a) FDA clearance (or approval by an equivalent regulatory body in a jurisdiction outside the United States) and (b) Prescription, which device (i) is wearable by the patient (as differentiated from implantable or handheld); (ii) has ECG capabilities, and (iii) is used for the primary purpose of screening for, diagnosing, or monitoring of any International Statistical Classification of Diseases and Related Health Problems (ICD) condition that is eligible for billing or reimbursement under any ACM Billing Code.
1.95“Valid Claim” means a claim contained in (a) an issued and unexpired patent, which claim has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is not appealable or has not been appealed within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise, or (b) a patent application that has not been irretrievably cancelled, withdrawn or abandoned and that has been pending for less than seven (7) years from the filing date from which such claim takes priority. If a claim of a patent application that ceased to be a Valid Claim under clause (b) of the preceding sentence because of the passage of time later issues as a part of a patent within clause (a) of the preceding sentence, then it shall again be considered a Valid Claim effective as of the issuance of such patent.
2.LICENSES.
2.1Licenses to iRTC.
(a)Exclusive ACM Field of Use License. Upon payment of the Upfront Fee, BioIS, on its own behalf and on behalf of its Affiliates, hereby grants to iRTC a limited, perpetual, non-terminable, irrevocable, fully paid-up, royalty-free, transferrable (to the extent permitted under Section 12.3 (Assignment)) and sublicensable (through multiple tiers in accordance with Section 2.2 (Sublicensing)) license under all of the Licensed IP Rights to research, develop, make, have made, use, import, distribute, publicly display, copy, make derivative works of, offer for sale, sell, commercialize and otherwise exploit Valid ACM Devices in the ACM Field of Use in the Territory. The foregoing license grant will be exclusive (even with respect to BioIS and its Affiliates) for twenty (20) years after the Effective Date, and thereafter the foregoing license grant will become non-exclusive. For clarity, BioIS retains the right under the Licensed IP Rights to research, develop, make, have made, use, import, distribute, publicly display, copy, make derivative works of, offer for sale, sell, commercialize and otherwise exploit Valid ACM Devices which have application outside of the ACM Field of Use, provided that such Valid ACM Devices are in no event exploited in the ACM Field of Use.
(b)Non-Exclusive HST Field of Use License. Upon payment of the Upfront Fee, BioIS, on its own behalf and on behalf of its Affiliates, hereby grants to iRTC a limited, perpetual, non-terminable, irrevocable, non-exclusive, royalty-bearing, transferrable (to the extent permitted under Section 12.3 (Assignment)) and sublicensable (through multiple tiers in accordance with Section 2.2 (Sublicensing)) license under all of the Licensed IP Rights to research, develop, make, have made, use, import, distribute, copy, publicly display, make derivative works of, offer for sale, sell, commercialize and otherwise exploit products and services in the HST Field of Use in the Territory. Following the expiration of the Royalty Term for a Royalty-Bearing HST Product in a country, the foregoing license grant to iRTC under Section 2.1(b) shall become fully paid-up and royalty free, for such Royalty-Bearing HST Product in such country.
(c)Non-Exclusive ACM Clinical Trials Field of Use License. Upon payment of the Upfront Fee, BioIS, on its own behalf and on behalf of its Affiliates, hereby grants to iRTC a limited, perpetual, non-terminable, irrevocable, fully paid-up, non-exclusive, royalty-free, transferrable (to the extent permitted under Section 12.3 (Assignment)) and sublicensable (through multiple tiers in accordance with Section 2.2 (Sublicensing)) license under all of the Licensed IP Rights to research, develop, make, have made, use, import, distribute, copy, publicly display, make derivative works of, offer for sale, sell, commercialize and otherwise exploit products and services in the ACM Clinical Trials Field of Use in the Territory.
(d)Non-Exclusive Unrestricted Applications License. Upon payment of the Upfront Fee, BioIS, on its own behalf and on behalf of its Affiliates, hereby grants to iRTC a limited, perpetual, non-terminable, irrevocable, fully paid-up, non-exclusive, royalty-free, transferrable (to the extent permitted under Section 12.3 (Assignment)) and sublicensable (through multiple tiers in accordance with Section 2.2 (Sublicensing)) license under all of the Licensed IP Rights to research, develop, make, have made, use, import, distribute, copy, publicly display, make derivative works of, offer for sale, sell, commercialize and otherwise exploit products and services related to the Unrestricted Applications in any field of use in the Territory.
2.2Sublicensing.
(a)Right to Sublicense. iRTC will have the right, without BioIS’s consent, to grant a sublicense under the licenses in Section 2.1 (Licenses to iRTC) to (a) any of its Affiliates, (b) any patients, prescribers, and other end-users as necessary to use iRTC’s current or future products and/or services, and (c) any Third Party (including but not limited to manufacturers, subcontractors, service providers, development partners, or commercial partners) in connection with the development, manufacturing or commercialization of any current or future iRTC product or service, whether directly or through multiple tiers.
(b)Sublicensing Requirement. The following terms will apply to each sublicense granted by iRTC to any Affiliate or Third Party (other than patients, prescribers and end users): (a) any such permitted sublicense will be consistent with and subject to the terms and conditions of this Agreement and (b) iRTC will continue to be responsible for the performance of its obligations under this Agreement.
2.3BioIS Retained Rights.
(a)[***]. For clarity, BioIS shall not grant to any Third Party any rights to research, develop, make, have made, use, import, distribute, copy, publicly display, make derivative works of, offer for sale, sell, commercialize and otherwise exploit Valid ACM Devices and services in the ACM Field of Use with respect to any Licensed Technologies (including any BioIS products and services that exist as of the Effective Date).
(b)[***].
(i)[***], and BioIS shall (1) contractually require such recipients to comply with this sub-clause 2.3(b)(i), and (2) use diligent efforts to enforce such contractual requirements;

(ii)[***];
(iii)[***], and BioIS shall (1) contractually require such recipients to comply with this sub-clause 2.3(b)(iii)(x) and (2) use diligent efforts to enforce such contractual requirements; or
(iv)[***], and BioIS shall (1) contractually require such recipients to comply with this sub-clause 2.3(b)(iv) and (2) use diligent efforts to enforce such contractual requirements.
Notwithstanding anything to the contrary in this Agreement, neither BioIS and its Affiliates [***], and BioIS shall (1) contractually require such recipients to comply with the foregoing covenant and (2) use diligent efforts to enforce such contractual requirements.
[***].
2.4Embedded Licensed Technologies. The Parties acknowledge that to the extent any Licensed Technology related to the Restricted Applications, whether software or hardware, is embedded in a Licensed Product, if such embedded Technology is deactivated, disabled or removed during the patient wear period, then none of the field of use restrictions set forth in Sections 2.1(a) (Exclusive ACM Field of Use License), 2.1(b) (Non-Exclusive HST Field of Use License), and 2.1(c) (Non-Exclusive ACM Clinical Trials Field of Use License) will apply to the exercise of the rights granted hereunder.
2.5BioIS Products in ACM Field of Use. iRTC may, in its sole discretion, by notice in writing to BioIS in response to BioIS’s reasonable written request, permit BioIS to directly commercialize BioIS products (as identified in iRTC’s notice) in one or more specific country(is) in the Territory in the ACM Field of Use, on a case-by-case basis. For purposes of the foregoing, iRTC may consider any or none of the following factors:
(a)whether iRTC is not commercializing and does not intend to commercialize a product or service in the country in the ACM Field of Use;
(b)whether iRTC is not distributing and does not intend to distribute BioIS’s products or services in the country in the ACM Field of Use;
(c)whether BioIS has contracted with iRTC to be its exclusive provider of ECG analysis and/or IDTF equivalent services in said country; and
(d)whether iRTC retains all other rights in the country pursuant to the licenses granted herein.
2.6No Implied Licenses. Except as expressly set forth in this Agreement, neither Party shall be deemed by estoppel, implication or otherwise to have granted the other Party any license or other right to any Intellectual Property Rights of such Party. For clarity, none of the licenses granted to iRTC in Section 2.1 shall be construed to restrict BioIS in any respect as to research, development, marketing, sales or other activities outside the ACM Field of Use.
3.TECHNOLOGY TRANSFER; REGULATORY MATTERS.
3.1Alliance Managers. Promptly following the Effective Date, each Party shall appoint a representative of such Party as the primary contact for all technical, business and day-to-day matters related to this Agreement (the “Alliance Managers”). The Alliance Managers shall facilitate open and transparent communication and collaboration between the Parties and shall seek to facilitate resolution of potential and pending issues and potential disputes. Either Party may replace its Alliance Manager at any time upon prior written notification (including by email) to the other Party.
3.2Technology Transfer.
(a)Subject to Sections 3.2(b), 3.2(d), and 3.3, promptly (but in no event later than thirty (30) days) after the Effective Date, BioIS shall make available and securely transfer to iRTC all the Existing Licensed Technologies and all Licensed Data except those related to the Restricted Applications. Such transfer will be in the form and format, and by such means, as may be reasonably requested by iRTC and in accordance with the plan set forth in Exhibit B (Technology Transfer Plan) (“Tech Transfer Plan”).
(i)[***].
(b)[***].
(c)[***].
(d)[***].
(e)All Source Code transferred from BioIS to iRTC will be [***].
3.3Dependencies. Prior to or concurrently with BioIS’s transfer to iRTC of any Licensed Technologies, (i) [***]; and (ii) [***]. Any use of such Open-Source Components by iRTC will be governed by, and subject to, the terms and conditions of the applicable Open-Source Licenses. In this Section 3.3:
(a)“Open-Source Components” means [***]; and
(b)“Third Party Materials” means [***].
3.4Regulatory.
(a)Regulatory Matters - General. Each Party will be responsible for obtaining and maintaining all Regulatory Approvals for its products, including (i) overseeing, monitoring, and coordinating all interactions with Regulatory Authorities; (ii) preparing, filing and maintaining all Regulatory Documentation; and (iii) maintaining all regulatory records as required by Applicable Law; in each case, with respect to such products. BioIS will provide to iRTC such cooperation as may be reasonably requested by iRTC to obtain and maintain Regulatory Approvals for the Licensed Products in the Territory.
(b)[***].
4.[***]; [***]; ADDITIONAL SERVICES.
4.1[***].
(a)Commencing on the Effective Date and for [***] days thereafter, the Parties shall [***] in accordance with the terms and conditions attached as Exhibit C ([***] Agreement Terms and

Conditions). Notwithstanding the foregoing, iRTC may elect, in its sole discretion, to [***]. BioIS will reasonably cooperate with iRTC to [***].
(b)With respect to the [***], in the event iRTC implements the [***] on an iRTC product, such iRTC product will only be subject to the field of use and other restrictions contained herein in the event the [***] is operational, meaning that such [***] is collecting and/or transmitting [***] data.
4.2[***].
4.3[***].
4.4[***].
5.FEES & PAYMENT TERMS.
5.1Upfront Fee. In consideration of the licenses granted by BioIS to iRTC under Section 2.1 (Licenses to iRTC) and subject to the terms and conditions of this Agreement, upon iRTC’s Acceptance of the initial transfer of the Existing Licensed Technologies and Licensed Data pursuant to Section 3.2(a) (Technology Transfer), iRTC will pay to BioIS a one-time payment of Fifteen Million US Dollars (US $15,000,000) (the “Upfront Fee”) in immediately available funds, in accordance with the instructions to be provided by BioIS to iRTC. Upon payment of such Upfront Fee and execution of the Additional Notes for the Additional Note Investment, the licenses granted to iRTC herein shall become irrevocable and the licenses granted in Sections 2.1(a) (Exclusive ACM Field of Use License), 2.1(c) (Non-Exclusive ACM Clinical Trials Field of Use License) and 2.1(d) (Non-Exclusive Unrestricted Applications License) shall be fully paid-up. [***].
5.2[***] Fee. If BioIS has [***], then, and conditioned on the execution of the [***] Agreement, iRTC shall also pay to BioIS a fee of Ten Million US Dollars (US $10,000,000) plus any unpaid accrued interest under the [***] Note upon written notice from BioIS (which includes the [***]) of such [***] (the “[***] Fee”); provided, however, the [***] Fee shall be offset by the outstanding principal amount plus any unpaid accrued interest of the [***] Note and the cancellation of the [***] Note. In the event BioIS has not yet completed [***] by December 31, 2025, Five Million US Dollars (US $5,000,000) plus any unpaid accrued interest on such principal amount due the [***] Note will be forgiven in full satisfaction of the [***] Fee, and no [***] Fee shall be due. For purposes of this Section 5.2, [***]; provided that, prior to [***], (a) BioIS shall provide iRTC (including its Chief Executive Officer, Alliance Manager and legal department) with a copy [***] as reasonably sufficient to confirm compliance with [***], (b) iRTC will have ten (10) days to review and verify such compliance, and (c) during such ten (10) day review period, iRTC may initiate the dispute resolution process in Section 12.2 (Dispute Resolution) if iRTC determines that [***] does not comply with such specifications.
5.3[***] Fee. If BioIS [***] prior to December 31, 2026, then, conditioned on (a) [***] having been completed by December 31, 2025 as set forth in Section 5.2 and (b) the execution of the [***] Agreement, iRTC shall also pay to BioIS a fee of Ten Million US Dollars (US $10,000,000) plus any unpaid accrued interest under the [***] Note upon iRTC’s receipt of written notice from BioIS (which includes a copy of [***]) of such [***] (the “[***] Fee”); provided, however, the [***] Fee shall be offset by the outstanding principal amount plus any unpaid accrued interest of the [***] Note and the cancellation of the [***] Note. For clarity, in the event BioIS has [***] before December 31, 2025, but has not [***] by December 31, 2026, iRTC shall not be required to pay the [***] Fee. For purposes of this Section 5.3, [***] means BioIS’s [***].

5.4Royalties for Royalty-Bearing HST Products.
(a)Royalty Payments. Subject to the terms and conditions of this Agreement, on a Royalty-Bearing HST Product-by-Royalty-Bearing HST Product and country-by-country basis, commencing upon the First Commercial Sale of a Royalty-Bearing HST Product in the applicable country in the Territory and ending upon the later of ten (10) years after such First Commercial Sale and expiration of the last Valid Claim of a Licensed Patent Right that Covers such Royalty-Bearing HST Product in such country (the “Royalty Term”), iRTC shall pay to BioIS a royalty of [***] on Net Sales of such Royalty-Bearing HST Product in such country. [***].
(b)Royalty Reporting. [***].
5.5Exchange Rate; Manner and Place of Payment. All references to dollars and “$” herein shall refer to U.S. dollars. All payments hereunder shall be payable in U.S. dollars. Currencies other than the U.S. Dollars shall be converted into U.S. Dollars at the average of the daily foreign exchange rates published in the Wall Street Journal (New York Edition), or any other qualified source that is mutually acceptable, for the calendar quarter in which such payments accrue, or, for periods less than a calendar quarter, the average of the daily rates published in the Wall Street Journal (New York Edition) for such period. All payments owed to BioIS under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by BioIS, unless otherwise specified in writing by BioIS. If the conversion of a local currency in the Territory into dollars or transfer of funds out of a country or jurisdiction in the Territory becomes materially restricted, forbidden, or substantially delayed due to Applicable Law, then iRTC shall promptly notify BioIS and amounts accrued in such country or jurisdiction may be paid by iRTC in local currency into an account in a local bank designated by BioIS, unless the Parties otherwise agree.
5.6Late Payments. [***].
5.7Taxes. [***].
5.8Exclusions. The fees set forth herein do not include charges for the following, which will all generate additional fees:
(a)[***];
(b)[***]; and
(c)[***] and other BioIS products.
5.9Records; Audit. [***].
6.CONFIDENTIALITY.
6.1Confidential Information. “Confidential Information” of a Party means any non-public or other proprietary information disclosed or otherwise made available by or on behalf of that Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), whether made available orally, in writing, or in electronic form, before or during the Term (including with respect to information disclosed or made available by or on behalf of BioIS to iRTC or its Representatives in connection with any due diligence conducted by iRTC prior to the Effective Date) that: (a) if disclosed in writing or in the form of tangible materials, is marked “confidential” or “proprietary” or with a similar designation at the time of such disclosure; (b) if disclosed orally or presented visually, is identified as “confidential” or “proprietary” at the time of such disclosure, and is summarized in a writing sent by the disclosing party to the receiving party within thirty (30) days after any such disclosure; or (c) due to its nature or the circumstances of its disclosure, a person exercising reasonable business judgment would understand to be confidential or proprietary. The terms and conditions of this Agreement (including the Additional Notes, [***], [***], the [***] agreement, the distribution agreements in Section 4.2, the services agreements in Sections 4.3 and 4.4, and any other ancillary documents to this Agreement) will be the Confidential Information of each Party. Notwithstanding anything to the contrary in this Section 6, any proprietary information, data or know-how disclosed by BioIS to iRTC under this Agreement that are solely applicable to the ACM Field of Use shall constitute the Confidential Information of iRTC.
6.2Exceptions. Notwithstanding Section 6.1, in no event is information Confidential Information if it (i) was, at the date of disclosure, or have subsequently become, generally known or available to the public through no act or failure to act by Receiving Party; (ii) was in Receiving Party’s possession before receipt from Disclosing Party, as documented by contemporaneous written records provided that the foregoing exception shall not apply to iRTC-made Improvements; (iii) is received by Receiving Party from a Third Party who has the right to disclose such information or materials without breach of any obligation of confidentiality; or (iv) is independently developed by Receiving Party without use of or reference to the Confidential Information of Disclosing Party.
6.3Confidentiality Obligations. Each Receiving Party will: (a) maintain the Disclosing Party’s Confidential Information in strict confidence; (b) protect and safeguard it using at least the same degree of care as it uses to protect the confidentiality of its own confidential information of similar importance, but no less than a commercially reasonable degree of care; and (c) not use the Confidential Information of the Disclosing Party except as necessary to perform its obligations or the exercise of its rights under this Agreement (for clarity, the foregoing clause (c) is not a license of Intellectual Property Rights does not modify or expand the Intellectual Property Rights that are licensed pursuant to Section 2 (Licenses) or Section 3.2(c) (if any)). The Receiving Party will not disclose or cause to be disclosed any Confidential Information of the Disclosing Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Section 6 (Confidentiality). Receiving Party shall immediately, upon discovery of any disclosure or use of Confidential Information not authorized hereunder, notify Disclosing Party and take reasonable steps to prevent any further unauthorized disclosure or unauthorized use of Confidential Information. Receiving Party’s obligations under this Section 6.3 (Confidentiality Obligations) with respect to Confidential Information of the Disclosing Party shall survive for a period of five (5) years following the termination or expiration of this Agreement except with respect to trade secrets, which shall survive as long as such information constitutes a trade secret. To the extent of any conflict between this Section 6 (Confidentiality) and any of Sections 2.1 (Licenses to iRTC) and 3.2 (Technology Transfer), Sections 2.1 (Licenses to iRTC) and 3.2 (Technology Transfer), as applicable, shall govern and control.
6.4Authorized Disclosures. Notwithstanding Section 6.3 (Confidentiality Obligations), the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:
(a)to those Representatives of the Receiving Party (including Receiving Party’s confidential advisors such as insurance brokers, lenders, auditors, attorneys and accountants) who have a bona fide need to know such Confidential Information to perform under this Agreement and who are bound by written agreements with non-use and confidentiality obligations at least as protective as those set forth in this Agreement;

(b)in the case of iRTC, to any actual or potential collaborators, partners, sublicensees or subcontractors who have a bona fide need to know such Confidential Information for iRTC or its Affiliates to exercise its rights or licenses hereunder (provided that, for clarity, the foregoing is not a license of Intellectual Property Rights does not modify or expand the Intellectual Property Rights that are licensed pursuant to Section 2 (Licenses) or Section 3.2(c) (if any)) and who are bound by written agreements with non-use and confidentiality obligations at least as protective as those set forth in this Agreement;
(c)disclosure to potential Third Party investors or acquirers in connection with due diligence activities, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use; and
(d)pursuant to an order of a court or other Governmental Authority of competent jurisdiction, subject to the Receiving Party providing to the Disclosing Party reasonable advance notice to allow the Disclosing Party to seek a protective order or otherwise contest the disclosure. The Receiving Party shall disclose no more than that portion of the Confidential Information which, on the advice of legal counsel, such order or law specifically requires the Receiving Party to disclose.
6.5Securities Filings; Disclosure under Applicable Law. Each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the U.S. Securities and Exchange Commission or any other securities exchange that may be applicable to a Party in the Territory (each, a “Securities Regulator”) or other Persons as may be required by Applicable Law, and if a Party submits this Agreement to, or files this Agreement with, any Securities Regulator or other Person as may be required by Applicable Law, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party is required by any Securities Regulator or other Person as may be required by Applicable Law to make a disclosure of the terms of this Agreement in a filing or other submission as required by such Securities Regulator or such other Person, and such Party has: (a) provided copies of the disclosure to the other Party reasonably in advance under the circumstances of such filing or other disclosure; (b) promptly notified the other Party in writing of such requirement and any respective timing constraints; and (c) given the other Party reasonable time under the circumstances from the date of provision of copies of such disclosure to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by the Securities Regulator or the other Person. Notwithstanding the foregoing, if a Party seeks to make a disclosure as required by a Securities Regulator or other Person as may be required by Applicable Law as set forth in this Section 6.5 (Securities Filings; Disclosure under Applicable Law) and the other Party provides comments in accordance with Section 6.5 (Securities Filings; Disclosure under Applicable Law), then the Party seeking to make such disclosure or its counsel, as the case may be, will incorporate such comments to the extent legally permissible.
6.6No Publicity. Unless expressly permitted herein, a Party will not issue any press release or other public communication, whether written or oral, relating to this Agreement or the transactions contemplated hereby without the prior written approval of the other Party, not to be unreasonably withheld, conditioned, or delayed. Notwithstanding anything to the contrary in the foregoing, either Party may issue such press releases as it determines reasonably necessary to comply with Applicable Law. Each Party shall provide the other Party with advance notice of any such legally required press release to the extent practicable and consider its comments in good faith. In addition, after the existence of this Agreement, the identity of the other Party, or any terms of this Agreement are publicly disclosed in accordance with this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, such information as has already been publicly disclosed in accordance with this Agreement.
6.7Return of Confidential Information. Upon termination or expiration of this Agreement, upon the request of Disclosing Party, Receiving Party shall promptly return to Disclosing Party or destroy Disclosing Party’s Confidential Information in its possession (other than Confidential Information that is treated as Confidential Information of both Parties), except to the extent that retention of such Confidential Information is reasonably necessary for the Receiving Party to exploit any continuing rights it has pursuant to this Agreement and/or to fulfill its obligations contemplated herein, including one copy of the Confidential Information stored in a secure place for the sole purposes of monitoring its compliance under this Agreement or evidence. The return and/or destruction of such Confidential Information as provided above shall not relieve the Receiving Party of its obligations under this Agreement. The obligation to return or destroy shall not apply to copies of electronically exchanged Confidential Information made as a matter of routine information technology backup and to Confidential Information or copies thereof which must be stored by the Receiving Party according to provisions of Applicable Law or the Receiving Party’s generally applicable written internal policies and procedures.
7.REPRESENTATIONS, WARRANTIES AND COVENANTS.
7.1Mutual Representations, Warranties and Covenants.
(a)Authority. BioIS and iRTC each represents and warrants to the other Party that, as of the Effective Date, (i) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and it has full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, (ii) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action, and (iii) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.
(b)Compliance. BioIS and iRTC each represents, warrants and covenants to the other Party that it: (i) will perform its obligations under this Agreement in accordance with Applicable Law; and (ii) will obtain and maintain on an active and current basis, all licenses, permits, registrations, approvals and other authority from all applicable federal, state, and local governments and agencies having jurisdiction over the subject matter of this Agreement as necessary to perform its obligations under this Agreement.
7.2BioIS Representations, Warranties, and Covenants. BioIS represents, warrants and covenants (as applicable) to iRTC that:
(a)BioIS and its Affiliates, as of the Effective Date, are the sole and exclusive owners of the entire right, title, and interest in and to each of the Licensed IP Rights and Intellectual Property Rights in and to the Licensed Technologies (excluding any non-exclusive rights or licenses of Non-Material IP), free and clear of all liens, encumbrances and security interests, other than (i) any lien or encumbrance that arises out of taxes either not delinquent or the validity of which is being contested in good faith by appropriate proceedings, (ii) any lien or encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (iii) any license of Intellectual Property Rights outside of the exploitation of Valid ACM Devices in the ACM Field of Use that does not otherwise conflict with the licenses granted by BioIS under this Agreement and (iv) the [***] Exception (collectively, (i)-(iv), “Permitted Encumbrances”). Exhibit A (Existing Licensed Patents) sets forth a complete and accurate list of all Licensed Patents Controlled by BioIS or any of its Affiliates existing as of the Effective Date. Exhibit B (Technology Transfer Plan) sets forth a complete and accurate list of all Licensed Technologies existing as of the Effective Date. For purposes of this Agreement, “Non-Material IP” means (i) Intellectual Property Rights other than patent rights that (a) are granted to the Company or its Affiliates by providers of research, development, manufacturing or other related services to BioIS or any of its Affiliates in order to enable BioIS or any of its Affiliates to use such services under the relevant agreements and (b) are not material to the exploitation of Licensed Products and (ii) software licenses for commercially available, off-the-shelf software;
(b)[***];
(c)[***];
(d)[***]:
(i)[***]:
(ii)[***].
(iii)[***].
(iv)[***].
(v)[***].
(e)as of the Effective Date, (i) BioIS has complied in all material respects with all Applicable Laws in connection with the Prosecution and Maintenance of the Existing Licensed Patents, including any disclosure requirements of the United States Patent and Trademark Office and any foreign patent office, and has timely paid all filing and renewal fees payable with respect thereto, (ii).neither BioIS nor its Affiliates have received any notice, written or otherwise, of any claim or threat of any claim made by any Person against BioIS or its Affiliates that alleges that any Existing Licensed Patent is invalid or unenforceable and there is no pending adverse action, suit or proceeding against BioIS in relation to any Existing Licensed Patent. BioIS will promptly notify iRTC if BioIS or any of its Affiliates receives any notice, written or otherwise, of any claim or threat of any claim by any Person against BioIS or its Affiliates alleging that any Licensed Patent is invalid or unenforceable;
(f)as of the Effective Date, there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial or legal, administrative or other proceedings, or governmental investigations (each, an “Action”) pending, threatened or, to BioIS’ knowledge, anticipated in writing against BioIS or its Affiliates which could reasonably be expected to adversely affect or restrict the ability of BioIS to consummate or perform the transactions and obligations contemplated under this Agreement, or which would reasonably be expected to adversely affect the Licensed IP Rights, BioIS’s Control thereof or the Licensed Technologies. BioIS will promptly notify iRTC if BioIS or any of its Affiliates receives any notice, written or otherwise, of any such Action or threat of any such Action by any Person against BioIS or any of its Affiliates;
(g)as of the Effective Date, to its knowledge, BioIS has not misappropriated, infringed or otherwise violated, and will not misappropriate, infringe or otherwise violate, any property (whether Patent, Technologies, or otherwise) of a Third Party in connection with developing the Licensed Technologies. Neither BioIS nor its Affiliates have received any written notice of any claim that any property (whether Patent, Technologies, or otherwise) controlled by a Third Party would be infringed, misappropriated or otherwise violated by the performance of the activities hereunder in accordance with this Agreement, and BioIS will promptly notify iRTC if BioIS or any of its Affiliates receives any notice, written or otherwise, of any such claim or threat of any such claim. To BioIS’s knowledge, no Third Party is infringing, misappropriating or otherwise violating, or threatening to infringe, misappropriate or otherwise violate the Licensed Technologies;
(h)BioIS or its Affiliate have obtained from all individuals who participated, and will obtain from all individuals who participate during the Term, in any respect in the invention, authorship or other creation of any Licensed Technology owned or purported to be owned by BioIS or such Affiliate valid and enforceable written assignments of all rights of such individuals in such Licensed Technology. To BioIS’s knowledge, as the Effective Date, no Person who claims to be an inventor of an Invention claimed in a Licensed Patent owned by or exclusively licensed to BioIS or any of its Affiliates is not identified as an inventor of such Invention in the filed patent documents for such Licensed Patent. As of the Effective Date, no dispute regarding inventorship or ownership has been alleged or threatened with respect to any Licensed Technology owned by or exclusively licensed to BioIS or any of its Affiliates. BioIS will promptly notify iRTC if BioIS or any of its Affiliates receives any notice, written or otherwise, of any such dispute;
(i)as of the Effective Date, neither BioIS nor its Affiliates is a party to any agreement with any Governmental Authority that refers or relates to the Licensed IP Rights, Licensed Patents or Licensed Technologies, or any activity contemplated hereunder;
(j)(a) as of the Effective Date, neither BioIS nor any of its Affiliates has been debarred or is subject to debarment pursuant to the FFDCA or subject to any similar sanction pursuant to any Applicable Law (including outside the United States) or is listed on any excluded list maintained by any Governmental Authority; and (b) neither it nor any of its Affiliates has, to its knowledge, used in any capacity, and will not use in any capacity, in connection with the activities to be performed under this Agreement, any individual or entity that has been debarred pursuant to the FFDCA or subject to any similar sanction pursuant to any Applicable Law (including outside the United States), or that is the subject of a conviction described in the FFDCA or subject to any similar sanction pursuant to any Applicable Law (including outside the United States), or listed on any excluded list maintained by any Governmental Authority; and
(k)BioIS and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of all trade secrets and confidential information in the Licensed Technologies, including by requiring all employees, consultants and subcontractors to execute binding and enforceable agreements requiring all such employees, consultants and subcontractors to maintain the confidentiality of all such Licensed Technologies. To BioIS’s knowledge: (i) the trade secrets and confidential information of BioIS or its Affiliates in the Licensed Technology has not been disclosed to, or used or discovered by, any Third Party except pursuant to such confidentiality agreements or as disclosed in any published patent application filed by or on behalf of BioIS or its Affiliates; and (ii) there has not been a breach by any party of such confidentiality agreements.
7.3[***].
7.4Non-Solicitation. During the period commencing on the Effective Date and ending on the five (5) year anniversary of the Effective Date, each Party (a “Soliciting Party”) shall not, and shall cause its Affiliates (and any other Person engaged by such Soliciting Party or its Affiliate to act on its behalf for such purpose) not to, directly or indirectly, solicit for employment current employees of the other Party without the other Party’s prior written consent (which will not be unreasonably withheld); provided, however, the Soliciting Party and its Affiliates shall not be restricted from (a) hiring or soliciting any employee of the other Party (or its Affiliates) through a general solicitation of employees (including through the use of general advertisement in the mass media, participation in job fairs or website postings) not specifically directed or targeted at any such persons or (b) hiring any employee of the other Party (or its Affiliates) who contacts the Soliciting Party on his or her own initiative without any direct or indirect solicitation from Soliciting Party (or any of its Affiliates).
8.INTELLECTUAL PROPERTY.
8.1Ownership. Inventorship of any Invention and all Intellectual Property Rights therein shall be determined in accordance with principles of inventorship for patent rights under US law. Except as expressly set forth in Section 8.2(b) with respect to iRTC-made Improvements, ownership shall follow inventorship.
8.2Improvements.
(a)BioIS Ownership of Licensed Improvements. BioIS will own all Licensed Improvements, and Intellectual Property Rights in and to the Licensed Improvements Controlled by BioIS shall be automatically included in the Licensed IP Rights. [***].
(b)Assignment of iRTC-made Improvements.
(i)iRTC agrees to assign and hereby assigns to BioIS all of its right, title and interests in and to any iRTC-made Improvements. [***].
(ii)[***].
(iii)[***].
8.3Intentionally Left Blank.
8.4Joint Development. The Parties acknowledge and agree that no joint development work is contemplated hereunder, and any such work by the Parties, if mutually agreed upon by the Parties, will be addressed in a separate joint development agreement.
8.5Prosecution and Maintenance of Licensed Patents.
(a)Except as set forth in Section 8.5(d), BioIS will have sole control, in its sole discretion over the Prosecution and Maintenance of the Licensed Patents and will pay all fees and costs related thereto. BioIS will provide, during the initial twenty-four (24) months quarterly and then annually thereafter, updates to iRTC with respect to the status and scope of the Licensed Patents. iRTC will promptly notify BioIS if iRTC becomes aware of any known or suspected infringement of the Licensed Patents in the Territory.
(b)Except as set forth in Sections 8.5(c) and 8.5(d), BioIS will have sole control, in its sole discretion over enforcement and defense of the Licensed Patents against third-party infringers. If BioIS initiates any enforcement action against any Third Party infringer, iRTC will reasonably cooperate with BioIS with respect to such action. BioIS will be responsible for all reasonable out-of-pocket costs, expenses, and legal fees incurred by iRTC in connection with such cooperation provided by iRTC, and will be entitled to all damages awarded as a result of or agreed to in a monetary settlement of any such action.
(c)Notwithstanding the foregoing, if BioIS does not initiate an enforcement action to abate an ACM Competitive Infringement within one hundred twenty (120) days following delivery of notice thereof by iRTC to BioIS, then iRTC may upon written notice to BioIS initiate and maintain an enforcement action of the applicable Licensed Patents against the applicable Third Party infringer, at iRTC’s cost and expense, provided that before initiating such action iRTC shall consult in good faith with BioIS, including, to the extent reasonably feasible, providing to BioIS reasonable documentation showing the basis for such action. If iRTC does initiate such action, BioIS will reasonably cooperate with iRTC with respect to such action, and iRTC shall keep BioIS reasonably informed as to the status of any such action and shall consider in good faith the comments of BioIS with respect thereto. iRTC will be responsible for all reasonable out-of-pocket costs, expenses, and legal fees incurred by the BioIS in connection with such cooperation provided by BioIS, and will be entitled to all damages awarded as a result of or agreed to in a monetary settlement of any such action. For purposes of this Section 8.5(c), “ACM Competitive Infringement” shall mean an infringement of the Licensed Patents which adversely affects or could reasonably be expected to adversely affect the development, manufacture or commercialization of Valid ACM Device in the ACM Field of Use by iRTC, its Affiliates and Sublicensees in the ACM Field of Use in the Territory, or any related declaratory judgment or equivalent action.
(d)To the extent any Licensed Technology has any sole application with respect to a Valid ACM Device in the ACM Field of Use, BioIS shall file, in each case as requested by iRTC and at iRTC’s reasonable costs and expense, one or more Patent application(s) (including, if applicable, divisional(s) or continuation(s) based on Existing Licensed Patents) directed to such application(s) (each an “ACM-Specific Patent Right”) and will transfer to iRTC promptly following such filing any related materials, including the prosecution files. iRTC will have sole control over the Prosecution and Maintenance of any and all ACM-Specific Patent Rights and will pay all fees and costs related thereto. iRTC shall provide to BioIS (a) any material documentation received by iRTC from any patent authority in the Territory regarding the prosecution of any ACM-Specific Patent Right, and (b) drafts of all material filings or correspondence planned by iRTC to be submitted to any patent authority in the Territory regarding the prosecution of any ACM-Specific Patent Right sufficiently in advance of submitting so as to allow for a reasonable opportunity for BioIS to review and comment thereon, it being understood that iRTC shall consider in good faith any such comment. In the event that iRTC intends to abandon or cease the Prosecution or Maintenance any ACM-Specific Patent Right, iRTC shall provide reasonable prior written notice to BioIS of such intention to abandon or cease the Prosecution or Maintenance of such abandoned ACM-Specific Patent Right (“Abandoned ACM Specific Patent Right”). Following delivery of such notice (which shall be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to any such Abandoned ACM-Specific Patent Right in the relevant patent office), iRTC shall have no responsibility for such Abandoned ACM-Specific Patent Right. In such case, at BioIS’s sole discretion, and upon written notice to iRTC, iRTC will transfer to BioIS sole control of the prosecution and maintenance of such Abandoned ACM-Specific Patent Right and any related materials, including the prosecution files. Thereafter, BioIS will have sole control over the Prosecution and Maintenance of such Abandoned ACM-Specific Patent Right, and will pay all fees and costs related thereto. Any and all such Abandoned ACM-Specific Patent Rights shall no longer be part of the ACM-Specific Patent Rights, but shall remain Licensed Patents under this Agreement.
(e) iRTC will have sole control over enforcement and defense of any ACM-Specific Patent Right against Third Party infringers, at iRTC’s cost and expense, provided that before initiating such action iRTC shall consult in good faith with BioIS, including, to the extent reasonably feasible, by providing to BioIS reasonable documentation showing the basis for such action. If iRTC does initiate such action, BioIS will reasonably cooperate with iRTC with respect to such action, and iRTC shall keep BioIS reasonably informed as to the status of any such action and shall consider in good faith the comments of BioIS with respect thereto. iRTC will be responsible for all reasonable out-of-pocket costs, expenses, and legal fees incurred by the BioIS in connection with such cooperation provided by BioIS, and will be entitled to all damages awarded as a result of or agreed to in a monetary settlement of any such claim.
9.INDEMNIFICATION; INSURANCE.
9.1Indemnification by BioIS. BioIS shall defend, indemnify and hold iRTC and its Affiliates and their respective directors, officers, employees, and agents (each, a “iRTC Indemnitee”) harmless from and against any and all actions, suits, claims, demands and proceedings (“Claims”) brought by any Third Party, and any liability, damages, loss, cost and expense (including reasonable attorneys’ fees) (“Losses”) resulting therefrom, arising out of or in connection with: (a) BioIS’s breach of this Agreement; (b) the gross negligence or willful misconduct of BioIS or any of its Representatives in connection with its performance under this Agreement or (c)[***]; except, in each case (a)-(c), to the extent such Losses arise out of any activities set forth in Section 9.2 (Indemnification by iRTC) for which iRTC is obligated to indemnify any BioIS Indemnitee under Section 9.2.
9.2Indemnification by iRTC. iRTC shall defend, indemnify and hold BioIS and its Affiliates and their respective directors, officers, employees, and agents (each, a “BioIS Indemnitee”) harmless from and against any and all Claims brought by any Third Party, and any Losses resulting therefrom, arising out of or in connection with: (a) iRTC’s breach of this Agreement; (b) the gross negligence or willful misconduct of iRTC or any of its Representatives in connection with its performance under this Agreement; or (c) the development, manufacture, use, commercialization or other exploitation of any Licensed Product by or on behalf of iRTC, its Affiliates or Sublicensees; except, in each case (a)-(c), to the extent such Losses arise out of any activities set forth in Section 9.1 (Indemnification by BioIS) for which BioIS is obligated to indemnify any iRTC Indemnitee under Section 9.1.
9.3Indemnification Procedure. The Parties’ indemnification obligations set forth in this Section 9 (Indemnification; Insurance) are conditioned upon the Party claiming indemnification hereunder (the “Indemnified Party”) (a) promptly notifying the other Party (the “Indemnifying Party”) of a Claim (provided, however, that failure to provide such notice shall relieve the Indemnifying Party from its liability or obligation hereunder only to the extent of any material prejudice as a direct result of such failure); (b) promptly giving the Indemnifying Party the right to control and direct the investigation, preparation, defense and settlement of such Claim with counsel of the Indemnifying Party’s own choosing; and (c) giving assistance and full cooperation for the defense of same. Without limiting the foregoing, the Indemnified Party shall have the right to reasonably participate, at its own expense, in the defense or settlement of any Claim. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned, or delayed, unless the settlement involves only the payment of money, no admission of wrong-doing or fault by the Indemnified Party, and no restriction on the future actions or activities of the Indemnified Party. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, the Claim in any manner the Indemnified Party may deem reasonably appropriate (and, provided that the Indemnified Party consults with and obtains any consent from the Indemnifying Party in connection with such settlement, not to be unreasonably withheld, conditioned, or delayed), and (ii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Section 9 (Indemnification; Insurance).
9.4Insurance. During the Term and for [***] thereafter, each Party, at its own expense, shall maintain commercial general liability insurance and other appropriate insurance in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon the other Party’s request.
10.DISCLAIMER; LIMITATION OF LIABILITY.
10.1Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IRTC MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY ADVANCE ANY LICENSED PRODUCT OR DEVELOP, ACHIEVE MARKETING APPROVAL FOR, MANUFACTURE, COMMERCIALIZE OR OTHERWISE EXPLOIT ANY LICENSED PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OR PROFIT OF SUCH LICENSED PRODUCT WILL BE ACHIEVED, AND BIOIS ACKNOWLEDGES THAT ALL BUSINESS DECISIONS HEREUNDER, WITH RESPECT TO THE DESIGN, MANUFACTURE, SALE, PRICE, AND PROMOTION OF LICENSED PRODUCTS, AS WELL AS THE DECISION WHETHER OR NOT TO DEVELOP OR COMMERCIALIZE LICENSED PRODUCTS, WILL BE WITHIN THE SOLE DISCRETION OF IRTC.
10.2Limitation of Liability. EXCEPT FOR (A) A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, (B) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8, (C) A PARTY’S BREACH OF SECTION 6 (CONFIDENTIALITY), AND (D) A PARTY’S BREACH OF ITS REPRESENTATIONS, WARRANTIES AND COVENANTS UNDER SECTION 7: (1) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS OR LOST REVENUES), REGARDLESS OF WHETHER THE PARTY WAS ADVISED, HAD OTHER REASON TO KNOW OR IN FACT KNEW OF THE POSSIBILITY OF THE FOREGOING; AND (2) EACH PARTY’S TOTAL CUMULATIVE LIABILITY ARISING FROM OR RELATING TO THE AGREEMENT WILL NOT EXCEED THE AGGREGATE OF THE UPFRONT FEE, ANY FEES THAT ARE DUE AND PAYABLE UNDER SECTION 5.2 OR SECTION

5.2, ANY ROYALTIES THAT ARE DUE AND PAYABLE UNDER SECTION 5.4 AND ALL COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) TO TAKE ACTION IN RESPECT THEREOF.
11.TERM; TERMINATION.
11.1Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect, unless and until terminated in accordance with this Section 11 (“Term”).
11.2Termination for Convenience. iRTC may terminate this Agreement, as a whole or on a country-by-country or field-by-field basis, at any time by giving BioIS [***] prior notice in writing.
11.3Termination for Breach. Either Party shall be entitled to terminate this Agreement for cause, by written notice to the other Party and with immediate effect, if the other Party breaches any of its material obligations under this Agreement and, if such breach is curable, fails to cure such breach within [***] following its receipt of written notice thereof from the terminating Party. Notwithstanding the foregoing, in the event of a curable non-monetary default, if the default is not cured and not reasonably capable of being cured within the [***] cure period by the defaulting Party and such defaulting Party is making a good faith effort to cure such default, this Agreement will not terminate upon the expiration of such [***] cure period, provided however, that the notifying Party may terminate this Agreement with immediate effect by notice in writing to the breaching Party if such default is not cured within [***] of such original notice of default. Notwithstanding the foregoing, if either Party is alleged to be in material breach as provided herein and disputes such allegation, and the terminating Party’s right to terminate this Agreement based thereon, in good faith and on the basis of detailed reasons through the dispute resolution procedures set forth in Section 12.2 (Dispute Resolution), then upon referral of such Dispute pursuant to Section 12.2(a) (Referral to Senior Officers) provided that such Dispute is referred pursuant to Section 12.2 (Dispute Resolution) on or before the end of such initial ninety (90) day cure period by the Party alleged to be in breach, the beginning of the cure period shall be tolled for so long as the matter is in the dispute resolution process offset forth in Section 12.2 (Dispute Resolution) and the Party alleged to be in breach is diligently pursuing such procedure. Such dispute resolution proceedings referred to in this Section 11.3 do not suspend any obligations of either Party hereunder, and each Party shall use reasonable efforts to mitigate any damage.
11.4Insolvency.
(a)Termination for Insolvency. iRTC may terminate this Agreement by notice in writing to BioIS if BioIS (i) becomes insolvent or admits inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within [***] or is not dismissed or vacated within [***]; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.
(b)Rights Upon Insolvency. All rights and licenses granted by BioIS under this Agreement, including all rights and licenses that extend beyond the term hereof, are and shall be deemed to be rights and licenses to “intellectual property”, for purposes of, and as such terms are used in and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Code”). If BioIS or its estate shall become subject to any bankruptcy or similar proceeding, iRTC shall retain and have the right to fully exercise all rights, licenses, elections, and protections under this Agreement, the Code and all other applicable bankruptcy, insolvency and similar Laws with respect to any licenses and rights that extend beyond the term hereof. Without limiting the generality of the foregoing, BioIS acknowledges and agrees that, if BioIS or its estate shall become subject to any bankruptcy or similar proceeding:
(i)all rights and licenses granted to iRTC hereunder shall continue and shall not be affected, even by BioIS’s rejection of this Agreement; and
(ii)iRTC shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property and embodiments of intellectual property comprising or relating to any Licensed Technologies, and the same, if not already in iRTC’s possession, shall be promptly delivered to iRTC, unless BioIS elects to and does in fact continue to perform all of its obligations under this Agreement.
11.5[***].
11.6Effect of Termination. On any expiration or termination of the entirety of this Agreement, except to the extent that retention of any Confidential Information is reasonably necessary for the Receiving Party to exploit any continuing rights it has pursuant to this Agreement, the Receiving Party shall (a) return to the Disclosing Party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the Disclosing Party’s Confidential Information; (b) permanently erase the Disclosing Party’s Confidential Information from its computer systems; and (c) certify in writing to the Disclosing Party that it has complied with the requirements of this Section 11.6 (Effects of Termination).
11.7Survival. Expiration or termination of this Agreement shall not relieve each Party of any obligation or right accruing prior to such expiration or termination, including for breach of Section 7.1 (Mutual Representations, Warranties and Covenants) or 7.2 (BioIS Representations, Warranties, and Covenants). Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Section 1 (Definitions) (to the extent such definitions are used in surviving provisions), Section 2 (Licenses), Section 5 (Fees & Payment Terms), Section 6 (Confidentiality), Sections 7.3 (iRTC Additional Covenant) and 7.4 (Non-solicitation), Section 8.1 (Ownership), Section 8.2 (Improvements), Section 8.5 (Prosecution and Maintenance of Licensed Patents), Section 9 (Indemnification; Insurance), Section 10 (Disclaimer; Limitation of Liability), Section 11.6 (Effect of Termination), Section 11.7 (Survival) and Section 12 (General).
12.GENERAL.
12.1Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction.
12.2Dispute Resolution. Any dispute or claim (including non-contractual disputes or claims) arising out of or relating to this Agreement (a “Dispute”), shall be resolved pursuant to this Section 12.2.
(a)[***].
(b)Arbitration. Subject to Sections 12.2(c) (Disputes Related to Patent Rights) and 12.2(d) (Interim Relief) below, any Dispute, which is not resolved pursuant to Section 12.2(a), shall be referred to and finally resolved by arbitration pursuant to JAMS’ Comprehensive Arbitration Rules and Procedures (the “Rules”) by a panel of three arbitrators appointed in accordance with the Rules, if, however, the aggregate award sought by the Parties is less than [***] and equitable relief is not sought, a single arbitrator shall be chosen in accordance with the Rules. Each arbitrator shall be a lawyer with at least fifteen (15) years of experience with a law firm or corporate law department of over 25 lawyers and at least ten (10) years representing (either as outside counsel or in-house counsel) companies in the same industry as the Parties in connection with licensing transactions, provided that no such individual shall be a current or former employee or director, or a current stockholder, of either Party or any of their respective Affiliates. The place of arbitration shall be Wilmington, Delaware and the language to be used in any such proceeding (and for all testimony, evidence and written documentation) shall be English. The decision rendered by the arbitrators shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. Except to the extent necessary to confirm, enforce, or challenge an award of the arbitration, to protect or pursue a legal right, or as otherwise required by Applicable Law or regulation or securities exchange, the existence, content, or results of any Dispute or arbitration hereunder (including any submissions (including exhibits, testimony, proposed rulings, briefs and transcripts) and the arbitrators’ rulings and award) shall be Confidential Information of both Parties.
(c)Disputes Related to Patent Rights. Without prejudice to the generality of Section 12.2(b) (Arbitration), if a Dispute arises in respect to the inventorship, validity, construction, scope, enforceability or infringement, of any Patents, and such Dispute cannot be resolved in accordance with Section 12.2(a) (Referral to Senior Officers) then, unless otherwise agreed by the Parties in writing, such Dispute shall not be subject to an arbitration proceeding pursuant to Section 12.2(b) (Arbitration) and instead either Party may bring an action in any court or administrative agency of competent jurisdiction in which such rights apply, to resolve such Dispute.
(d)Interim Relief. Notwithstanding anything herein to the contrary in this Section 12.2, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Agreement, such Party may seek interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section 12.2(d) (Interim Relief) shall be specifically enforceable.
12.3Assignment. Neither Party may assign or transfer this Agreement, by operation of law or otherwise without the other Party’s prior written consent, which will not be unreasonably withheld, conditioned, or delayed. Any attempt to assign or transfer this Agreement without such consent will be void. Notwithstanding the foregoing, each Party (and, in the case of BioIS, subject to its compliance with the terms of the [***]) may assign or transfer this Agreement to (i) an Affiliate (in the case of BioIS, provided that such Affiliate also acquires in connection with such assignment or transfer all of the Licensed IP Rights and Licensed Technologies) or (ii) any Third Party that succeeds to all or substantially all of the assigning Party’s business and assets relating to the subject matter of this Agreement, whether by sale, merger, operation of law or otherwise. Subject to the foregoing, this Agreement is binding upon and will inure to the benefit of each of the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 12.3 (Assignment) shall be null and void.
12.4Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. The Parties will in such an instance use their best efforts to replace the invalid, unenforceable, or illegal provision(s) with valid, enforceable, and legal provision(s) that best implement the original intent of the Parties and purposes of this Agreement.
12.5Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (i) when delivered personally; (ii) one (1) business day after deposit with a nationally-recognized express courier, with written confirmation of receipt; (iii) when sent by email, on the date the email was sent without a bounce back message if sent during normal business hours of the receiving Party, and on the next business day if sent after normal business hours of the receiving Party; or (iv) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All such notices will be sent to the addresses set forth below or to such other address as may be specified by either Party to the other Party in accordance with this Section.

In the case of BioIS, to: BioIntelliSense, Inc. 17301 W. Colfax Avenue Golden, CO 80401 Attn: Legal Department with a copy (which shall not constitute notice) to: [***]	In the case of iRTC, to: iRhythm Technologies, Inc. 699 8th Street, Suite 600 San Francisco, CA 94103 Attn: Legal Department with a copy (which shall not constitute notice) to: [***]

12.6Waiver. Either Party’s failure to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party granting the waiver.
12.7Entire Agreement; Amendment. This Agreement, including each exhibit attached hereto (each, an “Exhibit”), is the complete and exclusive agreement between the Parties with respect to its subject matter and supersedes all prior or contemporaneous agreements, communications and understandings, both written and oral, with respect to its subject matter. This Agreement may be amended or modified only by a written document executed by duly authorized representatives of the Parties.
12.8Relationship of the Parties. Nothing in this Agreement shall be construed to place the Parties in an agency, employment, franchise, joint venture, or partnership relationship. Neither Party shall have the authority to obligate or bind the other in any manner. Neither Party shall represent to the contrary, either expressly, implicitly or otherwise.
12.9No Third-Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or will be construed to confer upon or give to any Third Party any rights, remedies or other benefits under or by reason of this Agreement.
12.10Non-Exclusive Remedies. Except as expressly set forth in this Agreement, the exercise by either Party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.
12.11Non-Use of Names. BioIS shall not use the name, trademark, logo, or physical likeness of iRTC or its respective officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without iRTC’s prior written consent. BioIS shall require its

Affiliates to comply with the foregoing. iRTC shall not use the name, trademark, logo, or physical likeness of BioIS or its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without BioIS’s prior written consent. iRTC shall require its Affiliates and Sublicensees to comply with the foregoing.
12.12Construction. This Agreement has been negotiated by each of the Parties and each of their respective counsel. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party.
12.13Headings; Interpretation. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. This Agreement shall be deemed to comprise the language mutually chosen by the Parties and no rule of strict construction shall be applied against any Party. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (a) words such as “herein”, “hereof”, “hereby” and “hereunder” refer to this Agreement as a whole; (b) the words “include(s)”, “including”, “such as”, “in particular” and “for example” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import unless otherwise specified; (c) the word “or” shall be deemed to mean “and/or” unless the context dictates otherwise because the subjects of the conjunction are, or are intended to be, mutually exclusive; (d) the terms “will” and “shall” shall be deemed to have the same meaning; (e) unless otherwise provided herein, any reference to “days” means calendar days; and (f) references to Applicable Law includes any amendment or modification to such Applicable Law.
12.14Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement may be executed by electronic signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures, and facsimile, .pdf or electronic copies hereof shall be deemed to constitute duplicate originals.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Technology License Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

IRHYTHM TECHNOLOGIES, INC. By: /s/ Quentin Blackford Name: Quentin Blackford Title: Chief Executive Officer	BIOINTELLISENSE, INC. By: /s/ James R. Mault Name: James R. Mault Title: Chief Executive Officer

EXHIBIT A
Existing Licensed Intellectual Property
[***]

EXHIBIT B
Technology Transfer Plan
[***]

EXHIBIT C
[***]Agreement Terms and Conditions
[***]

EXHIBIT D
[***]

ANNEX 1
[***]